Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:            Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2005 RESULTS
SEATTLE—(BUSINESS WIRE)—February 16, 2006—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the fourth quarter and annual periods ended December 31, 2005. The Company reported net income of $1.9 million in the fourth quarter of 2005, compared to net income of $4.5 million in the fourth quarter of 2004. For the twelve months ended December 31, 2005, the Company reported net loss of $5.1 million, compared to net loss of $12.0 million in 2004.
Fisher Communications reported total revenue of $34.6 million in the fourth quarter of 2005, compared to $42.3 million in the fourth quarter of 2004. Fourth quarter 2005 revenue is net of a $4.3 million non-cash charge to third-party agency commissions, which are presented net of revenue. The non-cash contract termination charge was a result of Fisher’s decision in December 2005 to change its national advertising sales agency for television operations. The termination amount will be amortized over the five-year term of the agreements with the successor agency as a decrease to agency expense (and corresponding increase to revenue). Under the terms of the new agreements, the successor agency agreed to pay the predecessor agency to satisfy Fisher’s termination obligation. Fourth quarter 2005 results also reflect the relative absence of political revenue during the period, which is the normal business pattern for Fisher stations in odd numbered years.
For the year ended December 31, 2005, the Company reported revenue of $144.5 million, compared to $153.9 million in 2004. Broadcasting revenue was lower in 2005 due primarily to lower political advertising as compared to 2004, as well as the aforementioned $4.3 million non-cash termination amount. Network compensation was also lower in the 2005 periods as a result of new ABC affiliation agreements entered into in early 2005 that reduce such compensation as compared to the prior affiliation agreements. Fisher Plaza generated higher revenue in the 2005 periods as a result of increased occupancy and services fees.

The decline in broadcasting revenue in the 2005 periods occurred in the television segment, as most of Fisher’s political revenue is generated from television advertising. Radio revenue was flat in 2005, as compared to 2004, however it increased 5% in the fourth quarter of 2005 as compared to the fourth quarter of 2004. Because Fisher owns the rights to broadcast Seattle Mariners baseball games, radio revenue is typically higher in the second and third quarters of the year during the baseball season, and radio expenses are likewise higher in those quarters.
Commenting on the fourth quarter, Colleen Brown, President and CEO of Fisher Communications, said “From the softer ad market and the organizational changes in 2005, Fisher is poised in 2006 to capitalize on an attractive business structure going forward as well as other opportunities such as the recent Seattle Super Bowl carried on our Seattle and Portland ABC affiliates.”
General and administrative expenses in the fourth quarter of 2005 include $1.4 million in separation-related expenses primarily for the termination of certain executives as the Company redefined roles and responsibilities within its management team. General and administrative expenses in 2005 also include approximately $1.0 million in severance-related expenses for the Company’s former chief executive officer, who left the Company in January 2005. The Company had somewhat lower consulting and accounting expenses in the annual and quarterly periods ended December 31, 2005 related to the Sarbanes-Oxley Act of 2002.
Cost of services sold increased in 2005, compared to 2004, due primarily to increased salary-related expenses and syndicated television expenses, as well as increased costs of occupancy at Fisher Plaza. Depreciation expense decreased in the annual and quarterly periods ended December 31, 2005, in comparison to comparable 2004 periods, due primarily to lower levels of depreciation as certain assets have become fully depreciated.
The Company had no derivative instruments outstanding during 2005; however, the Company had pre-tax gain on derivative instruments of $589,000 ($383,000 after tax) in the fourth quarter of 2004 and pre-tax loss on derivative instruments of $12.7 million ($8.2 million after tax) in all of 2004. Historical derivative instruments related to prior borrowing arrangements that were replaced in 2004.
The Company dissolved certain wholly owned inactive subsidiaries in December 2005, and Fisher recognized a corresponding tax benefit of $3.4 million that was recorded in the fourth quarter of 2005.
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Fisher Communications, Inc. is a Seattle-based integrated media company. The Company’s nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in

Washington and Montana. The Company also owns and operates Fisher Plaza, a facility located near downtown Seattle.
This press release includes forward looking statements. These forward looking statements include, without limitation, statements about the ability of Fisher Communications to capitalize on its business structure and other opportunities that may arise in 2006. We have based these forward looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Important factors, including those discussed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the heading “Additional Factors That May Affect Our Business, Financial Condition And Future Results,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward looking statements. The forward looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended		Three months ended
	December 31		December 31
(in thousands, except per-share amounts) Unaudited	2005	2004	2005	2004

Revenue	$144,471	$153,866	$34,588	$42,349
Costs and expenses
Cost of services sold	73,798	69,123	15,945	15,674
Selling expenses	27,496	27,626	6,837	6,769
General and administrative expenses	34,074	34,682	8,911	8,589
Depreciation and amortization	13,085	16,017	2,640	3,762

	148,453	147,448	34,333	34,794

Income (loss) from operations	(3,982)	6,418	255	7,555
Net gain (loss) on derivative instruments	—	(12,656)	—	589
Loss from extinguishment of long-term debt	—	(5,034)	—	—
Other income, net	3,674	3,421	982	1,174
Interest expense	(13,726)	(11,776)	(3,485)	(3,455)

Income (loss) from continuing operations before income taxes	(14,034)	(19,627)	(2,248)	5,863
Provision (benefit) for federal and state income taxes	(8,962)	(7,806)	(4,124)	1,315

Income (loss) from continuing operations	(5,072)	(11,821)	1,876	4,548
Loss from discontinued operations, net of income taxes	—	(132)	—	—

Net income (loss)	$(5,072)	$(11,953)	$1,876	$4,548

Income (loss) per share:
From continuing operations	$(0.58)	$(1.37)	$0.22	$0.53
From discontinued operations		(0.02)

Net income (loss) per share	$(0.58)	$(1.39)	$0.22	$0.53

Weighted average shares outstanding	8,678	8,617	8,700	8,619

Income (loss) per share assuming dilution:
From continuing operations	$(0.58)	$(1.37)	$0.22	$0.53
From discontinued operations		(0.02)

Net income (loss) per share	$(0.58)	$(1.39)	$0.22	$0.53

Weighted average shares outstanding assuming dilution	8,678	8,617	8,708	8,634

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS	December 31	December 31
(in thousands) Unaudited	2005	2004

Assets
Current assets	$60,253	$60,601
Marketable securities, at market value	170,053	157,102
Other assets	65,775	67,876
Property, plant and equipment, net	144,312	150,293

Total assets	$440,393	$435,872

Liabilities and Stockholders’ Equity
Notes payable	$—	$53
Other current liabilities	24,691	27,367
Long-term debt	150,000	150,000
Deferred income taxes	31,381	36,133
Other liabilities	24,700	19,866

Total liabilities	230,772	233,419

Stockholders’ equity, other than accumulated other comprehensive income	102,193	103,261
Accumulated other comprehensive income, net of income taxes	107,428	99,192

Total stockholders’ equity	209,621	202,453

Total liabilities and stockholders’ equity	$440,393	$435,872